Exhibit 107
CALCULATION OF FILING FEE TABLE
Schedule 14A
(Form Type)

The ODP Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$937,367,508.00(1)	0.00013810	$129,450.45
Fees Previously Paid	—		—
Total Transaction Valuation	$937,367,508.00
Total Fees Due for Filing			$129,450.45
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$129,450.45

(1)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the proposed maximum aggregate value of transaction, estimated solely for the purposes of calculating the filing fee, as of October 10, 2025, was calculated based on the sum of:
	i.	30,117,856 issued and outstanding shares of ODP common stock as of October 10, 2025, multiplied by $28.00 per share;
	ii.	1,783,477 shares of ODP common stock underlying ODP RSU awards as of October 10, 2025, multiplied by $28.00 per share;
	iii.	an estimated maximum amount of 342,290 shares of ODP common stock underlying ODP EPS-vesting PSU awards as of October 10, 2025 (assuming deemed target-level performance), multiplied by $28.00 per share; and
	iv.	an estimated maximum amount of 1,233,788 shares of ODP common stock underlying ODP TSR-vesting PSU awards as of October 10, 2025 (based on estimated actual performance as of October 10, 2025), multiplied by $28.00 per share.